Exhibit 3.239

New Jersey Department of the Treasury

Division of Revenue

CERTIFICATE OF FORMATION

OF

FERRET MUSIC MANAGEMENT LLC

(NJSA Title 42; New Jersey Limited Liability Company Act)

1.	The name of the Limited Liability Company (the “Company”) is:

FERRET MUSIC MANAGEMENT LLC

2.	The purpose for which this limited liability company is organized is to engage in any other lawful activity for which Limited Liability Companies may be organized under the laws of the State of New Jersey.

3.	The Limited Liability Company is to have perpetual existence.

4.	The name and address of the registered office of the Company in the State of New Jersey is: Corporation Service Company, 830 Bear Tavern Road, West Trenton, NJ 08628.

The undersigned represent that this filing complies with requirements detailed in NJSA 42. The undersigned hereby attests that he is authorized to sign this certificate on behalf of this Limited Liability Company.

NAME	SIGNATURE	DATE

Rochelle Brook, Organizer	/s/ Rochelle Brook	August 3, 2005
Wolf, Block, Schorr & Solis-Cohen LLP 250 Park Avenue, Tenth Floor New York, NY 10177